Exhibit 3.105
OPERATING AGREEMENT
of
PHARMACY ALTERNATIVES, LLC
A KENTUCKY MEMBER MANAGED
LIMITED LIABILITY COMPANY
     THIS OPERATING AGREEMENT is dated as of October 7, 2005 by and among (i) PHARMACY ALTERNATIVES, LLC, a Kentucky limited liability company (the “Company”), (ii) COMMUNITY ALTERNATIVES PHARMACY, INC., a Delaware corporation (“CAP”), and (iii) PHARMAPRO, INC., a Kentucky corporation (“Pharmapro”). CAP and Pharmapro are sometimes hereinafter referred to individually as a “Member” and collectively, the “Members.”
ARTICLE I
Definitions
     For purposes of this Operating Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:
     “Act” shall mean the Kentucky Limited Liability Company Act, KRS Chapter 275, as in effect on the date hereof, and thereafter by any successor statute, as amended from time to time.
     “Additional Capital Contribution” shall have the meaning set forth in Section 11.3.
     “Adjusted Capital Account Deficit” shall have the meaning set forth in Section 12.2.
     “Administrative Services Agreement” shall have the meaning set forth in Section 10.3.
     “Affiliate” shall mean any person, corporation, partnership, trust or other entity, controlling, controlled by or under common control with, a Member.
     “Articles of Organization” shall mean the Articles of Organization of the Company as amended from time to time.
     “Bank Security Interest” shall have the meaning set forth in Section 7.4.
     “Banks” shall have the meaning given to such term in the Credit Facility.
     “Board” shall mean the Company’s board of directors.

     “Book Income” and “Book Loss” means, for each Fiscal Year of the Company (or other period for which Book Income or Book Loss must be computed) the Company’s income or loss for financial statement purposes, determined in accordance with GAAP.
     “Business Day” shall mean any day other than (i) Saturday, (ii) Sunday, or (iii) any other day on which commercial banks are authorized or required to close in Louisville, Kentucky.
     “CAP Designee” shall have the meaning set forth in Section 5.2.
     “Capital Account” shall mean the account maintained for a Member in accordance with Article XI.
     “Capital Contribution” shall mean any contribution of cash or Property to the capital of the Company by or on behalf of a Member.
     “Chairman” shall have the meaning set forth in Section 5.13.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws.
     “Company” shall mean the limited liability company formed under the Act under the original name of “Pharmacy Alternatives, LLC” and any successor limited liability company.
     “Company Confidential Information” shall have the meaning set forth in Section 9.7.
     “Company EBITDA” shall mean the earnings before interest, taxes, depreciation and amortization of the Company and its wholly-owned subsidiaries, if any, determined on a consolidated basis in accordance with GAAP.
     “Company Liability” shall mean an enforceable debt or obligation for which the Company is liable or that is secured by any Company Property.
     “Company Minimum Gain” shall have the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
     “Company Minimum Gain Chargeback” shall have the meaning set forth in Section 12.2(c).
     “Company Nonrecourse Liability” shall mean a Company Liability to the extent that no Member bears the economic risk of loss (as defined in section 1.752-2 of the Regulations) with respect to the liability.
     “Company Property” shall mean any Property owned by the Company.
     “Confidential Information” shall have the meaning set forth in Section 9.7.

     “Credit Facility” shall have the meaning set forth in Section 7.4.
     “Defaulted Contribution” shall have the meaning set forth in Section 11.3.
     “Defaulting Member” shall have the meaning set forth in Section 11.3.
     “Distribution” shall mean a transfer of cash or Property or both to a Member on account of ownership of a Membership Interest as described in Section 12.3 or Section 16.3.
     “Effective Date” shall have the meaning set forth in Section 2.4.
     “Encumbrance” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code, as amended from time to time, or any similar statute, or any subordination arrangement in favor of another Person.
     “Financial Reports” shall have the meaning set forth in Section 4.2(a).
     “Fiscal Year” shall mean the Fiscal Year of the Company as determined by the Board.
     “Flash Reports” shall have the meaning set forth in Section 4.2(c).
     “GAAP” means the generally accepted accounting principles adopted by CAP and ResCare, consistently applied.
     “Governmental Entity” includes any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any other court or other tribunal) exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Indenture Trustee” shall mean Wells Fargo Bank, National Association, and any successor trustee under the Senior Note Indenture.
     “Initial Capital Contribution” shall mean the Capital Contributions made by the Initial Members as described in Section 11.1 hereof.
     “Initial Members” shall mean CAP and Pharmapro.
     “Initial Period” shall have the meaning set forth in Section 11.2.
     “Initiating Member” shall have the meaning set forth in Section 13.7.

     “Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software (excluding off-the-shelf software that the Company has not customized or altered); (vi) electronic and non-electronic data, data bases and documentation thereof; (vii) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (viii) other intellectual property rights; and (ix) copies and tangible embodiments thereof (in whatever form or medium).
     “Involuntary Option Interest” shall have the meaning set forth in Section 13.3.
     “Involuntary Transfer” shall have the meaning set forth in Section 13.3.
     “Involuntary Transferee” shall have the meaning set forth in Section 13.3.
     “Liability” shall have the meaning set forth in Section 18.1.
     “Loan” shall have the meaning set forth in Section 7.4.
     “Material Adverse Effect” means, with respect to any Person (other than a natural person), any change or effect that would or would reasonably be expected to materially and adversely affect the financial condition or performance, results of operations, the assets, liabilities, the business, or the Person, taken as a whole, as the case may be.
     “Member” shall mean each Person who executes a counterpart of this Operating Agreement as a Member or who has the rights of a Member under this Operating Agreement.
     “Member Confidential Information” shall have the meaning set forth in Section 9.7.
     “Member Indemnified Party” shall have the meaning set forth in Section 18.1.
     “Member Minimum Gain Chargeback” shall have the meaning set forth in Section 12.2(d).
     “Member Nonrecourse Deductions” shall have the meaning set forth in section 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
     “Member Nonrecourse Liability” shall have the meaning set forth in section 1.704-2(b)(4) of the Regulations.

     “Member Nonrecourse Liability Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Liability, equal to the Company Minimum Gain that would result if such Member Nonrecourse Liability were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.
     “Membership Interest” means each Member’s rights in the Company at any particular time, including, without limitation, the Member’s right to a share of the Profits and Losses of the Company, the right to receive Distributions from the Company, the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Act, and the right to any and all other benefits to which such Member may be entitled as provided in this Operating Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of the Articles of Organization, this Operating Agreement and of the Act.
     “Note” shall have the meaning set forth in Section 7.4.
     “Notice” shall have the meaning set forth in Section 13.2(a).
     “Operating Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.
     “Operating Reports” shall have the meaning set forth in Section 4.2(b).
     “Option Interest” shall have the meaning set forth in Section 13.2(b).
     “Other Members” shall have the meaning set forth in Section 13.2(b).
     “Person” shall mean an individual, a general partnership, a limited liability partnership, a limited partnership, a limited liability company, a trust, an estate, an association, a corporation or any other legal entity.
     “Pharmapro Designee” shall have the meaning set forth in Section 5.2.
     “Principal Office” shall mean the principal office of the Company designated pursuant to Section 2.6.
     “Privacy Rule” shall mean the Privacy Rule (45 C.F.R. Parts 160 and 164), implemented pursuant to the Health Insurance Portability Accountability Act of 1996, as such rule is amended from time to time.
     “Property” shall mean any property, real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.
     “Protected Health Information” shall have the meaning as provided in the Privacy Rule.

     “Purchase Price” shall have the meaning set forth in Section 13.2(b).
     “Recipient Member” shall have the meaning set forth in Section 13.7.
     “Recourse Liability” shall mean a Company Liability to the extent any Member bears the economic risk of loss for that liability under section 1.752-2 of the Regulations.
     “Regulations” shall mean, except where the context indicates otherwise, the final, temporary, proposed or proposed and temporary regulations of the Department of the Treasury under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.
     “ResCare” means Res-Care, Inc., a Kentucky corporation, the ultimate parent corporation of CAP.
     “Rouben LTC” shall mean Russell-Ullom, Inc., dba Rouben’s Long Term Care Pharmacy.
     “Securities Laws” shall have the meaning set forth in Section 9.1(a).
     “Security Agreement” shall have the meaning set forth in Section 7.4.
     “Senior Note Indenture” shall mean that certain Indenture among ResCare, its subsidiaries and the Indenture Trustee dated October 3, 2005, as the same may be amended, restated, modified, renewed, refunded or refinanced in whole or in part from time to time.
     “Senior Notes” shall mean the 7 3/4% Senior Notes due 2013 issued pursuant to the Senior Note Indenture.
     “Supermajority Interest” shall mean one or more Membership Interests that taken together exceed seventy percent (70%) of the aggregate of all Membership Interests.
     “Tax Profit” and “Tax Loss” means, for each Fiscal Year of the Company (or other period for which Tax Profit or Tax Loss must be computed) the Company’s taxable income or loss determined in accordance with section 703(a) of the Code, with the following adjustments:
     (a) All items of income, gain, loss, deduction or credit required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in computing taxable income or loss;
     (b) Any tax-exempt income of the Company not otherwise taken into account in computing Tax Profit or Tax Loss shall be included in computing taxable income or loss;
     (c) Any expenditures of the Company described in section 705(a)(2)(B) (or treated as such pursuant to section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Tax Profit or Tax Loss shall be subtracted from taxable income or loss;
     (d) Gain or loss resulting from any taxable disposition of Company Property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the such Company Property for federal income tax purposes;
     (e) In lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and
     (f) Notwithstanding any other provision in this definition, any items which are specially allocated pursuant to Section 12.2 hereof shall not be taken into account in computing Tax Profit or Tax Loss.
     “Taxing Jurisdiction” shall mean any state, local or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.
     “Transfer” shall mean any sale, assignment, gift, pledge, mortgage, bequest, disposal or passage under judicial order, legal process, execution, attachment, enforcement of an Encumbrance, bankruptcy or by operation of Law, and all other types of transfers, whether indirect or direct, voluntary or involuntary; provided, however, such term shall not include any transfer of Membership Interests in the form of a pledge or hypothecation of Membership Interests by a Member to any bank or other financial institution to secure any indebtedness of the Company or to secure a Member’s guaranty of any indebtedness of the Company.
     “Valuation Date” as applicable to certain Membership Interests required to be purchased and sold hereunder shall mean the last day of the calendar month preceding the date notice is deemed given pursuant to Section 13.3 hereof.
ARTICLE II
Formation of Company
     2.1 Formation. On October 7, 2005, David S. Waskey, as an officer of CAP, organized the Company as a Kentucky limited liability company by executing and delivering Articles of Organization to the Kentucky Secretary of State in accordance with and pursuant to the Act.
     2.2 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Members and the Company hereby agree to the terms and conditions of this Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Initial Members and the Company that this Operating Agreement shall be the sole source of agreement of the Initial Members, the Company and any Person subsequently acquiring an interest as a Member, and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act. To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act or any other law or rule, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the Operating Agreement effective under the Act. If the Act or any other law or rule is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such amendment or interpretation.
     2.3 Name. The initial name of the Company is “Pharmacy Alternatives, LLC.” All business of the Company shall be conducted under such name, under any other name chosen by a Supermajority Interest, and/or any assumed name or names selected by a Supermajority Interest, but in any case, only to the extent permitted by applicable law.
     2.4 Effective Date. This Operating Agreement is effective as of October 7, 2005 (the “Effective Date”).
     2.5 Registered Agent and Office. The registered agent for service of process and the registered office shall be that Person and location reflected in the Articles of Organization as filed in the office of the Secretary of State of the Commonwealth of Kentucky. The Board may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of the Commonwealth of Kentucky. If the registered agent ceases to act as such for any reason, the Board shall promptly designate a replacement registered agent. If the Board shall fail to designate a replacement registered agent within twenty (20) days after receipt of written notice by the Company of such cessation, any Member may designate a replacement registered agent.
     2.6 Principal Office. The Principal Office of the Company shall be located at 10140 Linn Station Road, Louisville, Kentucky 40223, or at such other place as the Board may from time to time determine.
ARTICLE III
Nature of Business
The purpose of the Company is:
     (a) To engage in the business of operating as a closed-door pharmacy, providing products and services to (i) the operations, clients and customers of ResCare, its subsidiaries and the operations, clients and customers of other Persons to which ResCare or its subsidiaries provide management or consulting services, and (ii) other operations and businesses that provide services to individuals with mental retardation and/or developmental disabilities that are not affiliated with ResCare and its subsidiaries;

     (b) Subject to the provisions of Section 8.1(f) hereof, to conduct any other lawful and proper business which may be conducted within the Commonwealth of Kentucky or any other state in which the Company shall so elect; and
     (c) Subject to the provisions of Section 8.1(f) hereof, to take all other lawful actions in connection with any of the foregoing.
ARTICLE IV
Records and Reports
     4.1 Records to be Maintained. The Company shall maintain the following records at the Principal Office:
     (a) A current list, and all past lists, setting forth the full name and last known mailing address of each Member;
     (b) A copy of the Articles of Organization and all amendments thereto, together with executed copies of any power of attorney pursuant to which any amendments to the Articles of Organization have been executed;
     (c) Copies of the Company’s federal, state and local income tax returns and reports and financial statements, if any, for the three most recent years or, if those returns and statements were not prepared, copies of the information and statements provided to, or that should have been provided to, the Members to enable them to prepare their federal, state and local income tax returns for those years;
     (d) Copies of this Operating Agreement and all amendments thereto, and copies of any written operating agreement of the Company no longer in effect; and
     (e) Any other records required by the Act.
     4.2 Reports to Members.
     (a) The Company shall provide the following financial reports (the “Financial Reports”) to the Members on a monthly, quarterly and annual basis:
(i)	statement of Book Income or Book Loss;

(ii)	balance sheet;

(iii)	cash flow statement; and

(iv)	any additional financial reports as reasonably requested by a Member from time to time.
     Each Member shall have the right to review, verify and/or audit the Financial Reports.

     (b) The Company shall provide to the Members operating reports (the “Operating Reports”) on a quarterly basis within a reasonable time after the close of each calendar quarter. The Operating Reports shall include operational information regarding the Company for the applicable period, including, but not limited to, information related to marketing, critical incidents, operating highlights, major operation statistics, employee count, persons served, regulation changes, and growth projection. Each Member shall have the right to review, verify and/or audit the Operating Reports.
     (c) The Company shall provide to the Members flash reports in the form attached as Exhibit G, or as subsequently approved by the Board (the “Flash Reports”) on a weekly basis (unless the Members holding a Supermajority Interests agree to have the Flash Reports provided on a monthly basis). The Flash Reports will be prepared by the Company within a reasonable time after the close of each week (or month, if applicable). The Flash Reports shall include up to date information regarding the Company’s operations. Each Member shall have the right to review, verify and/or audit the Flash Reports.
     (d) The Company shall provide all Members with those information returns required by any Taxing Jurisdiction.
ARTICLE V
Directors
     5.1 General Powers. Pursuant to this Operating Agreement, the Initial Members hereby delegate authority for the management of the business and affairs of the Company to the Board and state that the business and affairs of the Company shall be managed under the direction of its directors, subject to any limitation set forth in the Company’s Articles of Organization and this Operating Agreement, including but not limited to the restrictions in Article VIII hereof. The Members, by action of a Supermajority Interest, also reserve the power to act on behalf of the Company.
     5.2 Number, Election and Term. The Board shall be comprised of five (5) directors, three (3) of whom shall be designated in writing from time to time by CAP (the “CAP Designees”) and two (2) of whom shall be designated in writing from time to time by Pharmapro (the “Pharmapro Designees”). Until the date Pharmapro no longer owns any Membership Interests, Pharmapro shall vote all Membership Interests owned of record by it and shall use its best efforts to cause to be voted all Membership Interests beneficially owned by it for the election of the CAP Designees to the Board. Until the date CAP no longer owns any Membership Interest, CAP shall vote all Membership Interests owned of record by it and shall use its best efforts to cause to be voted all Membership Interests beneficially owned by it for the election of the Pharmapro Designees to the Board. Directors shall be elected at each annual meeting. The number of directors on the Board may be increased or decreased only by amending this Section 5.2. A decrease in the number of directors shall not shorten an incumbent director’s term. The term of a director elected to fill a vacancy shall expire at the next annual meeting of the Board at which directors are regularly elected. Despite the expiration of a director’s term, he or she shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors.

     5.3 Resignation of Directors. A director may resign at any time by delivering written notice to the Board, its Chairman, or the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. Any such resignation shall not be required to be accepted by the Company to be effective.
     5.4 Removal of Directors by Members. A director shall be removed by the Members only at a meeting called for the purpose of removing him or her and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director. The Members may remove one or more directors with or without cause; provided, however, only CAP may cause the removal of any CAP Designee and only Pharmapro may cause the removal of any Pharmapro Designee. The Members agree to vote all Membership Interests owned or controlled by them for (i) the removal of any or all of the CAP Designees whenever (but only whenever) requested in writing to do so by CAP, and (ii) the removal of any or all of the Pharmapro Designees whenever (but only whenever) requested in writing to do so by Pharmapro. The removal of the CAP Designee shall be effective when there shall be presented to the Board the written direction that such director be removed, signed by an officer of CAP with such authority to act on CAP’s behalf. The removal of a Pharmapro Designee shall be effective when there shall be presented to the Board the written direction that such director be removed, signed by an officer of Pharmapro with such authority to act on Pharmapro’s behalf.
     5.5 Vacancy in Directors. In the event of any vacancy in a CAP Designee or a Pharmapro Designee, the Members agree to vote all Membership Interests owned or controlled by them and to otherwise use their best efforts to fill such vacancies so that the board of directors will be comprised of directors as provided in Section 5.2.
     5.6 No Separate Compensation of Directors. The directors shall not receive any compensation or remuneration for their services hereunder. The foregoing shall not preclude any director from serving the Company in any other capacity and receiving compensation therefor.
     5.7 Meetings. The directors may hold regular or special meetings in or out of the Commonwealth of Kentucky. Unless otherwise determined by the directors, regular meetings of the directors shall be held quarterly, either immediately prior to or immediately after the quarterly meetings of the Members as provided in Section 7.5. The directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during this meeting. A director participating in a meeting by such means shall be deemed to be present in person at the meeting.
     5.8 Special Meetings. Special meetings of the directors may be called by, or at the request of, (a) the Chairman, (b) any Member, or (c) the Senior Vice President of the Company. All special meetings of the directors shall be held at the principal office of the Company or such other place as may be specified in the notice of the meeting.

     5.9 Action Without Meeting. Any action required or permitted to be taken at a directors’ meeting may be taken without a meeting if the action is taken by all of the directors. The action shall be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes or filed with the Company records reflecting the action taken. Action taken under this Section 5.9 shall be effective when the last director signs the consent, unless the consent specifies a different effective date.
     5.10 Notice of Meeting. Unless the Company’s Articles of Organization provide otherwise, regular meetings of the directors may be held without notice of the date, time, place, or purpose of the meeting. Unless the Articles of Organization provide for a longer or shorter period, special meetings of the directors shall be preceded by at least two (2) days notice of the date, time, and place of the meeting. Unless otherwise provided by the Articles of Organization, the notice shall not be required to describe the purpose of the special meeting. The form of notice shall be as provided in Section 7.11 of this Operating Agreement.
     5.11 Waiver of Notice. A director may waive any notice required by the Company’s Articles of Organization or this Operating Agreement or the Act before or after the date and time stated in the notice. Except as otherwise provided in this Section, the waiver shall be in writing, signed by the director entitled to the notice, and filed with the minutes or Company records. A director’s attendance at or participation in a meeting shall waive any required notice to him or her of the meeting unless the director at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
     5.12 Quorum and Voting. Unless the Company’s Articles of Organization require a greater or lesser number, the presence of four (4) of the directors shall constitute a quorum for the transaction of business at any meeting of the Board. If less than four (4) of the directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. At a previously adjourned or rescheduled meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally noticed. If, during a meeting of the Board, the number of directors present or represented shall decrease to less than a quorum, no further actions shall be taken by the Board at that meeting and the meeting shall be adjourned. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present shall be the act of the directors unless the Articles of Organization require the vote of a greater number of directors. A director who is present at a meeting of the directors or a committee of the directors when action is taken shall be deemed to have assented to the action taken unless: he or she objects at the beginning of the meeting, or promptly upon his or her arrival, to holding it or transacting business at the meeting; his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or he or she delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a director who votes in favor of the action taken.
     5.13 Chairman and Vice-Chairman of the Directors. The directors may appoint one of its members chairman of the directors (the “Chairman”). The Chairman shall preside at all meetings of the Members and of the directors. The directors may also appoint one of its members as Vice-

Chairman of the directors, and such individual shall serve in the absence of the Chairman and perform such additional duties as may be assigned to him or her by the directors. The initial Chairman shall be Ronald G. Geary.
ARTICLE VI
Officers
     6.1 Required Officers. The Company shall have the officers described in this Operating Agreement or appointed by the directors in accordance with this Operating Agreement. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the directors. The same individual may simultaneously hold more than one office in the Company. Section 6.9 of this Operating Agreement delegates to the Secretary of the Company, if such office be created and filled, the required responsibility of preparing minutes of the directors’ and Members’ meetings and for authenticating records of the Company. If such office shall not be created and filled, then the directors shall delegate to one of the officers of the Company such responsibility.
     6.2 Duties of Officers. Each officer of the Company shall have the respective authority and shall perform the duties set forth in this Operating Agreement for such officer’s respective office or, to the extent consistent with this Operating Agreement and subject to the provisions of Article VIII hereof, the duties prescribed by the directors or by direction of an officer authorized by the directors to prescribe the duties of other officers.
     6.3 Election and Term of Office. The initial officers of the Company shall be as follows:

Ronald G. Geary	President
Doug Russell	Senior Vice President
Brian Ullom	Vice President
Patrick G. Kelley	Vice President
Dennis Roberts	Vice President
Paul G. Dunn	Vice President
David W. Miles	Treasurer
David S. Waskey	Secretary
D. Ross Davison	Assistant Treasurer
Katherine W. Gilchrist	Assistant Treasurer
Mary D. Peters	Assistant Secretary
The officers shall thereafter be elected at each annual meeting of the directors. If the election of officers shall not be held at any such meeting, such election shall be held as soon thereafter as is practicable. Vacancies may be filled or new offices created and filled at any meeting of the directors. Each officer shall hold office until his or her successor shall be duly elected or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

     6.4 Resignation and Removal of Officers. An officer may resign at any time by delivering notice to the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. Any such resignation shall not be required to be accepted by the Company to be effective. If a resignation is made effective at a later date and the Company accepts the future effective date, the directors may fill the pending vacancy before the effective date if the directors provide that the successor shall not take office until the effective date. Subject to the provisions of Section 8.1(q) hereof and any employment agreement applicable to such officer, the directors may remove any officer at any time with or without cause.
     6.5 Contract Rights of Officers. Election or appointment of an officer or agent shall not of itself create contract rights. An officer’s removal shall not affect the officer’s contract rights, if any, with the Company. An officer’s resignation shall not affect the Company’s contract rights, if any, with the officer.
     6.6 President. The President shall be the chief executive officer of the Company. In the absence of the Chairman and the Vice-Chairman, if appointed, the President shall preside at all meetings of the Members and of the directors. He or she may sign any deeds, mortgages, bonds, contracts or other instruments which the directors have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the directors or by this Operating Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed. The President shall, in general, perform all duties incident to the office of President and such other duties as may be prescribed by the directors from time to time. Unless otherwise ordered by the directors, and subject to the restrictions in Article VIII hereof, the President shall have full power and authority on behalf of the Company to attend, act and vote in person or by proxy at any meetings of stockholders of any corporation in which the Company may hold stock or at any meetings of members of any limited liability company in which the Company may be a member, and at any such meeting shall hold and may exercise all rights incident to the ownership of such stock which the Company, as owner, would have had and exercised if present. The directors may confer like powers on any other person or persons.
     6.7 Senior Vice President. The Senior Vice President shall perform such duties and shall have such authority as are given to him or her by this Operating Agreement or as from time to time may be assigned to him or her by the Board, the Chairman, or the President, and he or she shall, in the absence of the President, have all the powers of and be subject to all restrictions upon the President, and may sign in the name of the Corporation, deeds, mortgages, bonds and other instruments which the directors have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the directors or by this Operating Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed.
     6.8 Vice President. In the absence of the President and the Senior Vice President, or in the event of their inability or refusal to act, the Vice President (or, in the event there be more than one Vice President, the Vice Presidents in order designated at the time of their election, or in the absence of any designation, then in the order of their election), if that office be created and filled, shall perform the duties of the President and when so acting shall have all the powers and authority of and be subject to all the restrictions upon the President. Any Vice President may perform such other duties as from time to time may be assigned to him or her by the President or by the directors.
     6.9 Treasurer. The Treasurer, if that office be created and filled, shall have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies and other depositories as shall be selected by the Board, and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board, the Chairman, or the President. If required by the Board, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board shall determine.
     6.10 Secretary. The Secretary, if that office be created and filled, shall (i) keep the minutes of the Members’ meetings and of the directors’ meetings in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by law; (iii) be custodian of the meeting records and of the seal, if any, of the Company; (iv) be responsible for authenticating records of the Company; (v) keep a register of the mailing address of each Member; and (vi) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board, the Chairman, or the President.
     6.11 Assistant Treasurers and Assistant Secretaries. The Assistant Treasurers and Assistant Secretaries, in general, shall perform such additional duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the Chairman, the President or the Board.
     6.12 No Separate Compensation. Except as provided in any employment agreement applicable to such officer approved by a Supermajority Interest, the officers of the Company shall not receive any compensation or remuneration for their services hereunder. The foregoing shall not prevent any such officers from receiving such compensation by reason of the fact that he or she is also an employee of the Company.
ARTICLE VII
Rights and Obligations of Members
     7.1 Limitation of Liability. Each Member’s liability shall be limited as set forth in this Operating Agreement, the Act, and other applicable law.
     7.2 Company Liability. Except as may be specifically agreed in writing by a Member, no Member shall be personally liable for any Company Liability beyond the Member’s Capital Contribution. To the extent that the Members are required to guarantee or provide security for any Company Liability, the Members agree that any such guaranty or security shall be provided on a basis proportionate to their respective Membership Interests, as adjusted from time to time hereafter. Each of the Members shall indemnify and hold the other Members harmless from any liability or obligation for any Company Liability in excess of an amount equal to their respective Membership Interests multiplied by such Company Liability.

     7.3 Priority and Return of Capital. No Member shall be entitled to a return or distribution of such Member’s Capital Contribution, except as specifically provided herein or upon the written consent of Members holding a Supermajority Interest. No Member shall have priority over any other Member, either for the return of Capital Contributions or for Book Income, Book Loss, Tax Profit, Tax Loss or Distributions; provided that this Section 7.3 shall not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company.
     7.4 Loans by Members or Affiliates; Initial Working Capital Loan by CAP; Credit Facility; Senior Note Indenture. Any Member or an Affiliate may make loans to the Company for such purposes as Members holding a Supermajority Interest deems appropriate; provided, however, that any such loan shall be made on such commercially reasonable terms as the Members holding a Supermajority Interest agree. CAP may make a loan to the Company (the “Loan”) for working capital in an aggregate amount not to exceed $1,000,000. The Loan shall be governed by a Promissory Note of the Company in the form attached as Exhibit B (the “Note”) to bear interest as set forth therein. In connection with the Note, the Company shall execute and deliver to CAP a security agreement in the form attached as Exhibit C (the “Security Agreement”) granting to CAP a valid and second priority security interest (second only to the Banks which shall have a first lien on the assets of the Company in accordance with the terms of the Credit Facility) in and to all of the assets of the Company to secure the obligation to repay to CAP all of such advances and all obligations under the Note. The Initial Members agree to vote all Membership Interests owned or controlled by them in favor of the Note and the Security Agreement. As a condition to CAP becoming a Member in the Company and agreeing to make the Loan: (i) the Company shall be required to become a guarantor under ResCare’s credit facility, as amended from time to time (the “Credit Facility”), (ii) the Company shall be required to grant a first priority lien on all of its assets to JP Morgan Chase Bank, N.A., as administrative agent, under the Credit Facility (the “Bank Security Interest”), (iii) the Company shall execute all other documents and instruments as required of a Domestic Subsidiary (as defined in the Credit Facility), (iv) CAP shall pledge its Membership Interest in the Company to the Banks to secure the obligations of ResCare under the Credit Facility and CAP’s obligations as a guarantor thereunder, and (v) the Company shall execute such documents or instruments required to become a guarantor of ResCare’s obligations under the Senior Notes and Senior Note Indenture. The Initial Members each agree to vote all Membership Interests owned or controlled by them in favor of guaranteeing the Credit Facility and Senior Note Indenture, granting the Bank Security Interest and executing such other documents and instruments. The Company shall not take any action or fail to take any action that shall cause a Default (as defined in the Credit Facility) or an Event of Default (as defined in the Senior Note Indenture).
     7.5 Quarterly Meetings. A quarterly meeting of the Members shall be held at such time, place and on such date within the applicable month as the President may designate within or without the Commonwealth of Kentucky. If no designation of place is properly made, the place of the meeting shall be at the principal office of the Company. The purpose of such meeting shall be the review of the Company’s operations and finances and the transaction of such other business as may properly come before it. The failure to hold quarterly meetings at the time fixed in accordance with this Operating Agreement shall not affect the validity of any action.

     7.6 Annual Meetings. An annual meeting of the Members shall be held in December of each year at such time, place and on such date within December as the Chairman may designate within or without the Commonwealth of Kentucky. If no designation of place is properly made, the place of the meeting shall be at the principal office of the Company. The purpose of such meeting shall be the election of directors and the transaction of such other business as may properly come before it. If the election of directors shall not be held on the day designated for an annual meeting, or at any adjournment thereof, the directors shall cause the election to be held at a special meeting of the Members to be held as soon thereafter as may be practicable. The failure to hold an annual meeting at the time fixed in accordance with this Operating Agreement shall not affect the validity of any action.
     7.7 Special Meeting. Special meetings of the Members may be called by the President, by any director, or by any Member entitled to vote on any issue proposed to be considered at the proposed special meeting who sign, date and deliver to the Company’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Unless otherwise fixed in this Operating Agreement, the record date for determining Members entitled to demand a special meeting shall be the date the first Member signs the demand.
     7.8 Place of Special Meeting. The directors may designate any place within or without the Commonwealth of Kentucky as the place for any special meeting of Members. A waiver of notice signed by all Members may include a designation of any place, either within or without the Commonwealth of Kentucky, as the place for the holding of such meeting. If no designation is properly made, or if a special meeting be otherwise called, the place of meeting shall be at the principal office of the Company.
     7.9 Action Without Meeting. Any action required to be taken, or which may be taken, at a meeting of the Members may be taken without a meeting and without prior notice if the action is taken by the unanimous consent of all the Members entitled to vote on the action. The action taken under this Section shall be evidenced by one or more written consents describing the action taken, signed by the Members taking the action, and delivered to the Company for inclusion in the minutes or filing with the Company records. Action taken under this Section shall be effective when consents representing the votes necessary to take the action under this Section are delivered to the Company, or upon delivery of the consents representing the necessary votes, as of a different date if specified in the consent.
     7.10 Notice of Meeting. The Company shall notify Members of the date, time and place of each quarterly, annual or special Members’ meeting no fewer than ten (10) days nor more than sixty (60) days before the meeting date. Unless the Act or the Company’s Articles of Organization require otherwise, the Company shall be required to give notice only to Members entitled to vote at the meeting and notice of a quarterly or annual meeting shall not be required to include a description of the purpose or purposes for which the meeting is called. Notice of a special meeting shall include a description of the purpose or purposes for which the meeting is called.
     7.11 Form of Notice. Notice under this Operating Agreement shall be in writing unless oral notice is reasonable under the circumstances. Notice may be communicated in person; by telephone, telegraph, teletype, telephonic facsimile transmission or other form of wire or wireless communication; or by mail or private carrier. Written notice by the Company to its Members, if in a comprehensible form, shall be effective when mailed, if mailed postpaid and correctly addressed to the Member’s address shown in the Company’s current record of Members. Written notice to the Company may be addressed to its registered agent at its registered office or to the Company or its Secretary at its Principal Office. Except as otherwise provided in this Section, written notice, if in a comprehensible or legible form, shall be effective at the earliest of the following: when received; if refused or if incapable of being delivered, three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed; on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee. Oral notice shall be effective when communicated if communicated in a comprehensible manner. If the Act prescribes notice requirements for particular circumstances, those requirements shall govern.
     7.12 Waiver of Notice. A Member may waive any notice required by the Company’s Articles of Organization, this Operating Agreement, or the Act before or after the date and time stated in the notice. The waiver shall be in writing, be signed by the Member entitled to the notice, and be delivered to the Company for inclusion in the minutes or filing with the Company records. A Member’s attendance at a meeting shall waive objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. A Member’s attendance at a meeting shall be deemed a waiver of any objection to the consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.
     7.13 Record Date. The directors may fix a record date of Members of not more than seventy (70) days before the meeting or action requiring a determination of Members, in order to determine the Members entitled to notice of a Members’ meeting, to demand a special meeting, to vote or to take any other action. A determination of Members entitled to notice of or to vote at a Members’ meeting shall be effective for any adjournment of the meeting unless the directors fix a new record date, which they shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If not otherwise fixed by the directors in accordance with this Operating Agreement, the record date for determining Members entitled to notice of and to vote at an annual or special Members’ meeting shall be the day before the first notice is delivered to Members, and the record date for any consent action taken by Members without a meeting and evidenced by one or more written consents shall be the first date upon which a signed written consent setting forth such action is delivered to the Company at its Principal Office.
     7.14 Members’ List for Meeting. After fixing a record date for a meeting, the Company shall prepare a complete list of the names of all the Company’s Members who are entitled to notice of a Members’ meeting. The list shall be arranged by voting group and show the address of and Membership Interests held by each Member. The Members’ list shall be available for inspection by any Member beginning five Business Days before the meeting for which the list was prepared and continuing through the meeting, at the Company’s Principal Office or at a place identified in the meeting notice in the city where the meeting will be held. A Member, its agent, or attorney shall be entitled on written demand to inspect and, subject to the requirements of Section 7.20 of this Operating Agreement, to copy the list, during regular business hours and at his, her or its expense, during the period it is available for inspection. The Company shall make the list of Members available at the meeting and any Member, its agent or attorney shall be entitled to inspect the list at any time during the meeting or any adjournment. Refusal or failure to prepare or make available the Members’ list shall not affect the validity of any action taken at the meeting.
     7.15 Proxies. At all meetings of Members, a Member may vote its Membership Interests in person or by proxy. A Member may appoint a proxy to vote or otherwise act for it by signing an appointment form, either personally or by its duly authorized attorney-in-fact. An appointment of a proxy shall be effective when the appointment form is received by the Secretary of the Company, or other officer or agent authorized to tabulate votes. An appointment shall be valid for eleven months unless a longer period is expressly provided in the appointment form. An appointment of proxy shall be revocable by the Member unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest. The revocation of an appointment of proxy shall not be effective until the Secretary of the Company or such other officer or agent authorized to tabulate votes has received written notice thereof.
     7.16 Quorum and Voting Requirements. Membership Interests entitled to vote as a voting group may take action on a matter at a meeting only if a quorum of those Membership Interests exists with respect to that matter. Unless the Company’s Articles of Organization, the Act or this Operating Agreement (including but not limited to Article VIII hereof) provide otherwise, a majority of those votes entitled to be cast on the matter by the voting group shall constitute a quorum of that voting group for action on that matter. Once a Membership Interest is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. If a quorum exists, action on a matter by a voting group shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Organization, the Act or this Operating Agreement (including but not limited to Article VIII hereof) require a greater number of affirmative votes.
     7.17 Greater Quorum or Voting Requirements. An amendment to the Articles of Organization that adds, changes or deletes a greater quorum or voting requirement than provided in Section 7.16 shall meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect.
     7.18 Voting of Membership Interests. Unless the provisions of Section 7.20 of this Operating Agreement, the Company’s Articles of Organization or the Act provide otherwise, Membership Interests shall be entitled to proportionate voting rights on each matter voted on at a Members’ meeting.
     7.19 Voting of Membership Interests by Certain Holders.
     (a) Membership Interests standing in the name of a corporation, domestic or foreign, may be voted by either that corporation’s president, any vice president or by proxy appointed by such corporation’s president unless the Board of such other corporation authorizes another person to vote such Membership Interests.
     (b) Membership Interests standing in the name of another limited liability company, domestic or foreign, may be voted by a manager of such limited liability company or such other person authorized by such limited liability company.
     (c) Membership Interests held by an administrator, executor, guardian or conservator may be voted by him or her, either in person or by proxy, without a transfer of such Membership Interests into his or her name. Membership Interests standing in the name of a trustee or a trust may be voted by the trustee, either in person or by proxy.
     (d) Membership Interests standing in the name of a receiver may be voted by such receiver, and Membership Interests held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his or her name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.
     (e) Where Membership Interests are held jointly by three or more fiduciaries, the will of the majority of such fiduciaries shall control the manner of voting or the giving of a proxy unless the instrument or order appointing the fiduciaries otherwise directs. Where, in any case, fiduciaries are equally divided upon the manner of voting Membership Interests jointly held by them, any court of competent jurisdiction may, upon petition filed by any of the fiduciaries, or by any beneficiary, appoint an additional person to act with the fiduciaries in determining the manner in which the Membership Interests shall be voted upon the particular questions as to which the fiduciaries are divided.
     (f) A Member whose Membership Interests are pledged shall be entitled to vote such Membership Interests until the Membership Interests have been transferred into the name of the pledgee, and thereafter, the pledgee shall be entitled to vote the Membership Interests so transferred.
     (g) The Company shall be entitled to reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the Member.
     (h) If the name signed on a vote, consent, waiver, or proxy appointment corresponds to the name of a Member, the Company, if acting in good faith, shall be entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the Member. For purposes of this Section, a telegram or cablegram appearing to have been transmitted by the proper person, or a photographic, photostatic, or equivalent reproduction of a writing appointing a proxy may be accepted by the Company, if acting in good faith, as a sufficient, signed appointment form.

     (i) If the name signed on a vote, consent, waiver, or proxy appointment does not correspond to the name of its Member, the Company, if acting in good faith, shall nevertheless be entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the Member if:
     (i) the Member is an entity and the name signed purports to be that of an officer or agent of the entity;
     (ii) the name signed purports to be that of an administrator, executor, guardian, or conservator representing the Member and, if the Company requests, evidence of fiduciary status acceptable to the Company has been presented with respect to the vote, consent, waiver, or proxy appointment;
     (iii) the name signed purports to be that of a receiver or trustee in bankruptcy of the Member and, if the Company requests, evidence of this status acceptable to the Company has been presented with respect to the vote, consent, waiver, or proxy appointment;
     (iv) the name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the Member and, if the Company requests, evidence acceptable to the Company of the signatory’s authority to sign for the Member has been presented with respect to the vote, consent, waiver, or proxy appointment; or
     (v) two or more persons are the Member as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all the co-owners.
     7.20 Inspection of Records by Members.
     (a) A Member of the Company shall be entitled to inspect and copy, during regular business hours at the Company’s principal office, any of the following records of the Company if the Member gives the Company written notice of its demand at least five Business Days before the date on which it wishes to inspect and copy:
     (i) the Articles or restated Articles of Organization and all amendments to them currently in effect;
     (ii) this Operating Agreement and all amendments to it currently in effect;
     (iii) Resolutions adopted by the directors creating one or more classes or series of Membership Interests, and fixing their relative rights, preferences and limitations, if Membership Interests issued pursuant to those resolutions are outstanding;

     (iv) the minutes of all Members’ meetings, and records of all action taken by Members without a meeting, for the past three years;
     (v) all written communications to Members generally within the past three years, including the financial statements furnished for the past three years;
     (vi) a list of the names and business addresses of its current directors and officers; and
     (vii) the most recent annual report delivered to the Secretary of State.
     (b) If a Member of the Company, in good faith and for a proper purpose, describes with reasonable particularity its purpose and the records it desires to inspect, and if the records it requests are directly connected to its purpose, then the Member shall be entitled to inspect and copy during regular business hours at a reasonable location specified by the Company any of the following records of the Company upon the Member giving the Company written notice of its demand at least five Business Days before the date on which it wishes to inspect and copy:
     (i) excerpts from minutes of any meeting of the Board, records of any action of a committee of the Board while acting in place of the Board on behalf of the Company, minutes of any meeting of the Members, and records of action taken by the Members or Board without a meeting, to the extent not otherwise subject to inspection under this section;
     (ii) accounting records of the Company; and
     (iii) the record of Members.
ARTICLE VIII
Restrictions on Certain Company Actions
     8.1 Restrictions. The Company will not take, and the Members covenant and agree not to permit the Company to take, any of the following actions unless the Members shall have specifically determined otherwise by approval of a Supermajority Interest:
     (a) The authorization or issuance of any additional Membership Interests;
     (b) Any amendment of the Articles of Organization of the Company;
     (c) Any amendment to this Operating Agreement;
     (d) The execution, approval, or taking of any action regarding any contract or transaction between the Company and a Member or an Affiliate of a Member, or entity in which a Member or an Affiliate of a Member has a direct economic interest;
     (e) Approval of consent decrees, injunctions, or orders binding upon the Company;
     (f) Any acquisition of additional businesses by the Company or the commencement of any additional businesses;
     (g) A sale of all or substantially all of the assets of the Company or the merger, combination or consolidation of the Company with or into one or more entities;
     (h) The entry into an agreement with any person providing for the management of all or substantially all of the assets or business of the Company or any subsidiary thereof;
     (i) Except for the Bank Security Interest or the security interest granted to CAP pursuant to the Security Agreement, the granting of any Encumbrance in favor of any Person;
     (j) Except for the guaranty of the obligations of ResCare under the Credit Facility, Senior Note Indenture and Senior Notes, the guaranty of any indebtedness or obligation of any kind;
     (k) The entry into any contract or agreement or series of related contracts or agreements providing for the sale or exchange of assets (other than ordinary and customary contracts for the purchase of inventories of pharmaceuticals and other products delivered by the Company to its customers), the assumption of liabilities, or the payment by the Company for services rendered or to be rendered to the Company, in each case in excess of $25,000 during any twelve (12) month period;
     (l) The authorization of the Company or any subsidiary to incur, in the aggregate, debt in excess of $25,000, whether such debt is evidenced by a promissory note, debt security or otherwise;
     (m) Any increase or decrease in the number of directors of the Company;
     (n) The hiring of any employee above the level of licensed pharmacist and/or the determination of the terms of employment of such an employee;
     (o) Except as provided in any employment agreement previously approved by a Supermajority Interest, the increase of the base compensation of any employee of the Company during any calendar year by more than five percent (5%) of such base compensation during the preceding calendar year;
     (p) The approval of the annual budget (including any capital expenditure budget) or annual financial plan of the Company or any action which will result in the Company making aggregate capital expenditures during any twelve (12) consecutive month period (including expenditures with respect to leasing arrangements) in excess of an amount equal to one percent (1%) of annual gross revenues of the Company for the immediately preceding Fiscal Year, or any action which would result in the Company or any subsidiary thereof entering into a leasing arrangement for a capital asset, where such asset has a value in excess of an amount equal to one percent (1%) of annual gross revenues of the Company for the immediately preceding Fiscal Year, in each case in excess of amounts shown in any capital expenditure budget previously approved by a Supermajority Interest;
     (q) The termination of employment by the Company of either or both Doug Russell or Brian Ullom at any time during the two (2) year period after the Effective Date pursuant to Section 4(d) (without “Cause”) of their respective employment agreements, other than in the event that the financial targets established by the Members or board of directors are not being met, in which case the consent of a Supermajority Interest shall not be required. The financial targets for the Company for the first twelve (12) months after the Effective Date have been approved by the Members and are attached hereto as Exhibit D. The financial targets for the second twelve (12) month period after the Effective Date shall be subject to approval by a Supermajority Interest. Failure to satisfy the financial targets shall not occur to the extent that such failure is caused by (i) ResCare and its subsidiaries failing to timely provide to the Company information regarding their clients in the markets projected to be served by the Company on the timetable established in Exhibit F or failing to timely establish the eligibility and approvals of such clients to be served by the Company on the timetable established in Exhibit F or (ii) materially adverse changes in reimbursement or licensure matters affecting the Company occur that are outside the control of the Company; or
     (r) The election of an officer of the Company that would be a supervising officer to the Senior Vice President.
     8.2 Matters Submitted to Members for a Vote. With respect to any of the matters identified in Section 8.1 on which there has been no approval by a Supermajority Interest, then in addition to the actions contemplated by Section 8.1, each of the Members shall vote all Membership Interest against such action.
ARTICLE IX
Representations, Warranties and Covenants of Members
     9.1 Representations and Warranties. Each of the Members hereby represents and warrants to the Company and to the other Members as follows:
     (a) The Member understands that (i) the Membership Interests evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, as amended, or any state securities laws (the “Securities Laws”) because the Company is issuing these Membership Interests in reliance upon the exemptions from the registration requirements of the Securities Laws providing for issuance of securities not involving a public offering,

(ii) the Membership Interest is to be held by the Member for investment and not for Transfer, and (iii) exemption from registration under the Securities Laws would not be available if the Membership Interests were acquired by the Member with a view to Transfer. Accordingly, the Member hereby confirms that the Member is acquiring the Membership Interest for its own, for investment and not with a view to the resale or other Transfer thereof.
     (b) The Member is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. The Member is duly licensed or qualified to do business and in good standing in the Commonwealth of Kentucky and in each of the jurisdictions in which the failure to be so licensed or qualified would have a Material Adverse Effect on its financial condition or its ability to perform its obligations hereunder. The Member has the power and authority to execute and deliver this Operating Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Operating Agreement by the Member has been duly authorized by all necessary action in accordance with its organizational documents. This Operating Agreement constitutes the legal, valid, and binding obligation of the Member, enforceable against the Member in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights in general, or by general principles of equity.
     (c) Neither the execution, delivery, and performance of this Operating Agreement nor the consummation by the Member of the transactions contemplated hereby will: (i) conflict with, violate, or result in a breach of any law applicable to the Member; (ii) conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the organizational documents of the Member, or of any material agreement or instrument to which the Member is a party or by which the Member may be bound or to which any of its material properties or assets is subject; (iii) conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights in, or, require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which the Member is a party or by which the Member may be bound; or (iv) result in the creation or imposition of any Encumbrance upon any of the material properties or assets of the Member.
     (e) Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any Governmental Entity that is required in connection with the valid execution, delivery, acceptance, and performance by a Member under this Operating Agreement or the consummation by the Member of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date of this Operating Agreement.
     (f) There are no proceedings pending or, to the knowledge of the Member, threatened against or affecting the Member or any of their properties, assets, or businesses in any court or before or by any Governmental Entity or any arbitrator which could, if adversely determined reasonably be expected to materially impair the Member’s ability to perform its obligations under this Operating Agreement or to have a Material Adverse Effect on the consolidated financial condition of such Member. The Member has not received any currently effective notice of any default, and the Member is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any Governmental Entity or any arbitrator which could reasonably be expected to materially impair the Member’s ability to perform its obligations under this Operating Agreement or to have a Material Adverse Effect on the consolidated financial condition of such Member.
     9.2 Conflicts of Interest. Members shall account to the Company and hold as trustee for it any property, profit, or benefit derived by the Member, without the consent of the other Members, in the conduct and winding up of the Company business or from a use or appropriation by the Member of Company Property including Intellectual Property, information developed exclusively for the Company, and opportunities expressly offered to the Company. It is agreed and understood that Rouben LTC and/or Pharmapro have developed certain intellectual property including trade secrets, software and other proprietary information which is being licensed to the Company without cost on a non-exclusive basis as part of Pharmapro’s Initial Capital Contribution to the Company. It is agreed and understood that Rouben LTC and/or Pharmapro are the owner of such intellectual property and may continue to utilize such intellectual property in Rouben LTC’s existing and ongoing business to the extent that such business does not compete with the business of the Company as described in Article III hereof. It is further acknowledged and agreed that Doug Russell and Brian Ullom may continue to be involved with Rouben LTC (including but not limited to its services to Cedar Lake Lodge) on a limited basis as provided in their respective employment agreements with the Company. It is agreed and understood that Rouben LTC’s use of such intellectual property, to the extent that it is not in competition with the business of the Company, shall not constitute a violation of the terms of this Operating Agreement nor shall the activities of Doug Russell and Brian Ullom as provided in the preceding sentence constitute a violation of the terms of this Operating Agreement. CAP agrees, on behalf of itself and its Affiliates, that for as long as Pharmapro owns Membership Interests in the Company representing at least twenty-five percent (25%) of the total Membership Interests in the Company, that neither CAP nor its Affiliates will have an ownership interest in any closed-door pharmacy operations (other than the Company). The provisions of the preceding sentence shall not prohibit CAP or any of its Affiliates from acquiring and thereafter owning an interest in or operations of a closed-door pharmacy as a part of an acquisition of a larger business or the operations of a larger business which is not a closed-door pharmacy.
     9.3 No Hire. It is expressly agreed that during the term of this Operating Agreement and for one year after its termination neither Member will directly or indirectly solicit for hire any employee of the other Member without the written agreement of the other Member.
     9.4 No Exclusive Duty; Transactions with the Company. The Members have no exclusive duty to act on behalf of the Company. A Member shall not be deemed to violate a duty or obligation to the Company merely because any transactions, business or ventures or other conduct by the Member furthers the Member’s own interests. A Member may lend money to and transact other business with the Company. Except as expressly agreed to by the Company pursuant to this

Operating Agreement or any other agreement between a Member and the Company and subject to any applicable laws, the rights and obligations of a Member who lends money to or transacts business with the Company shall be the same as those of a Person who is not a Member. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the transaction is fair and reasonable to the Company. All transactions between a Member and the Company shall be negotiated at “arm’s length” and for fair market value and all transactions shall be on terms no less favorable than the Company could obtain from an independent unrelated third party for goods or services of comparable quality.
     9.5 No Agency Authority. Except as expressly provided in this Operating Agreement or otherwise agreed to by the Company, neither Member shall have agency authority on behalf of the Company.
     9.6 Compliance with Laws; Internal Procedures and Safeguards. Each of the Members covenants that the Member shall, and shall cause each of its Affiliates to comply with all laws applicable to the Member and/or its Affiliates in connection with the operation of the Company, including but not limited to the Privacy Rule. In furtherance of each Member’s covenant to comply with applicable laws, each Member covenants that during its membership with the Company, the Member shall implement or cause to be implemented, internal firewalls within the organizational structure of the Member and its Affiliates to ensure such compliance with applicable laws. Without limitation of the foregoing, the Members shall implement or cause to be implemented internal firewalls that address, among other things, communications between (a) employees of a Member and/or its Affiliates who are involved in the ongoing business relationship between a Member and/or its Affiliates and (b) employees of such Member and/or its Affiliates who are involved in the operations of the Company.
     9.7 Confidential Information. Except as otherwise provided herein (including the provisions of Section 9.2), the terms and conditions of this Operating Agreement, and all data, reports, records, and other information of any kind whatsoever developed or acquired by the Company or any Member in connection with this Operating Agreement, shall be treated by the Company and the Members as confidential (hereinafter called “Company Confidential Information”) and neither the Company nor any Member shall reveal or otherwise disclose such Company Confidential Information to third parties without the prior written consent of all the Members. Except as otherwise provided herein, any business or financial information of a Member or its Affiliate (other than the Company) which is not in the public domain or generally known in the industry or ascertainable by proper means and treated by the Member or an Affiliate thereof as proprietary and confidential (“Member Confidential Information”) furnished or provided to the Company or the other Member in connection with this Operating Agreement and the operations of the Company shall be treated by the Company and the other Member as confidential and neither the Company nor such other Member shall reveal or otherwise disclose such Member Confidential Information to third parties without the prior written consent of the Member furnishing such Member Confidential Information. The terms “Company Confidential Information” and “Member Confidential Information” are sometimes hereinafter collectively referred to as the “Confidential Information.” The restrictions of this Section 9.7 shall not apply to the disclosure of Confidential Information to the extent reasonably required in the operations of the Company, to any public or private financing agency or institution, and to employees and consultants of the Company and the

Members; provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and the person or entity to whom disclosure is made shall first undertake in writing to protect the confidential nature of such Confidential Information at least to the same extent as the parties are obligated under this Section 9.7. In addition, the foregoing restrictions shall not apply to Confidential Information that (a) becomes generally available to the public other than as a result of a disclosure by the Company, any Member or any of their officers, employees or agents; (b) was available on a non-confidential basis prior to its disclosure to the Company, any Member or any of the officers, managers, employees or agents or (c) becomes available on a non-confidential basis from a source other than the Company, any Member or any of the officers, managers, employees or agents, unless such source is known to be bound by a confidentiality agreement to a Member or the Company. In the event that the Company or a Member is required to disclose Confidential Information to any federal, state or local government, or any agency or department thereof, to the extent required by law or in response to a legitimate request for such Confidential Information, the Company or a Member so required shall immediately notify the Members of such requirement and the terms thereof prior to such submission. The Members shall have the right to object to the agency or department concerned to such disclosure and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Member shall, in its sole discretion, determine. The provisions of this Section 9.7 shall apply during the term of this Operating Agreement and shall survive termination of this Operating Agreement.
     9.8 Public Statements. The Company may make public announcements regarding the Company in the normal course of business, provided that no such announcement shall mention the name of a Member without that Member’s prior written consent. Neither Member shall make any public announcement or public disclosure with regard to this Operating Agreement, the Company or, in the case of a Member, the other Member, any Confidential Information and non-Confidential Information, without the prior written consent of the other Member as to the content and timing of such announcement or disclosure, which consent shall not be unreasonably withheld; provided, however, that nothing shall prevent the Company or a Member from making such an announcement or disclosure which is required by applicable law, regulation or stock exchange rule.
ARTICLE X
Business Operations
     10.1 Billing. Client billings for services performed by the Company shall be done from the Company’s office in Louisville, Kentucky unless otherwise required by state laws.
     10.2 Protected Health Information. The Company shall maintain records electronically. The Company shall allow access to the Protected Health Information only to those Persons who need access to perform services on behalf of the Company and otherwise in accordance with applicable law, including but not limited to the Privacy Rule. The Company shall implement or cause to be implemented, internal firewalls within the organizational structure of the Members and its Affiliates to ensure such compliance with applicable laws, including but not limited to the Privacy Rule.

     10.3 Administrative Services. ResCare shall provide the Company with certain administrative services in accordance with the terms of an Administrative Services Agreement in the form attached as Exhibit E (“Administrative Services Agreement”).
ARTICLE XI
Contributions; Classes of Membership Interests;
Capital Accounts; Distributions
     11.1 Membership Interests; Initial Capital Contributions. The Company shall be authorized to issue Membership Interests. The voting powers of Membership Interests upon any and all matters shall be vested exclusively in the holders of the Membership Interests. Membership Interests of the Company shall also be entitled to receive the net assets of the Company upon dissolution. Contemporaneously with execution of this Operating Agreement, the Initial Members shall contribute to the Company cash and/or Property in the following amounts (the “Initial Capital Contributions”) and shall receive in exchange for such Initial Capital Contributions the following Membership Interests in the Company:

	Percentage of
	Membership	Initial Capital
Initial Member	Interest	Contribution

CAP	67.5%	$350,000
Pharmapro	32.5%	*Property Listed on Exhibit A
Any additional Members acquiring Membership Interests from the Company shall make such Capital Contributions and acquire a Membership Interest as such additional Member and the Company, upon the consent of a Supermajority Interest, shall agree.
     11.2 Pharmapro Option. At the option of Pharmapro, exercisable by written notice to the Company and CAP within twenty (20) days after the issuance of the monthly Financial Reports for the Company for the last calendar month in the twelve (12) month period beginning with the Effective Date (such twelve (12) month period being referred to herein as the “Initial Period”), Pharmapro shall be issued an additional Membership Interest in the Company of up to two and one-half percent (2.5%) for no additional capital contribution based upon the Company having met certain goals and targets during the Initial Period. The goals and targets and the additional Membership Interest to be issued to Pharmapro based on the attainment of such goals and targets are set forth in Exhibit F attached hereto. CAP’s Membership Interest shall be reduced appropriately to take into account the additional Membership Interest issued to Pharmapro pursuant to this Section 11.2. The Company and Members agree that (i) if ResCare and its subsidiaries fail to timely provide to the Company information regarding their clients in the markets projected to be served by the Company on the timetable established in Exhibit F or fail to timely establish the eligibility and approvals for such clients to be served by the Company on the timetable established in Exhibit F, then the Initial Period shall be extended for a period equal to the period for which ResCare and its subsidiaries have caused the Company to fail to satisfy the goals under such timetable, and (ii) if materially adverse changes in reimbursement or licensure matters affecting the Company occur that are outside the control of the Company, the Initial Period shall be extended for a period equal to the lesser of (A) the period such materially adverse changes affect the Company or (B) six (6) months.
     11.3 Additional Capital Contributions.
     (a) Except as set forth in Section 11.1 or this Section 11.3, no Member shall be required to make any Capital Contribution. From time to time, the Members shall make additional Capital Contributions if and to the extent a Supermajority Interest determines that such additional Capital Contributions are necessary or appropriate for the conduct of the Company’s business, including without limitation, expansion or diversification (each, an “Additional Capital Contribution”). In that event, such Additional Capital Contributions shall be made on a pro rata basis in accordance with the Members’ Membership Interests. The Company shall give written notice to all the Members of any such Additional Capital Contribution, which notice shall set forth the aggregate amount of the Additional Capital Contribution, each Member’s pro rata share, a brief explanation of the reason for the Additional Capital Contribution, and the deadline for the payment of the same, which shall not be less than twenty (20) days after delivery of such notice.
     (b) If any Member fails to make any Additional Capital Contribution required by paragraph (a) of this Section 11.3 (a “Defaulting Member”) prior to the date specified by the Company, the Company may, in its discretion (i) offer, by written notice, to the Members who have complied with their obligation to make such Additional Capital Contribution the right, in accordance with their relative Membership Interests (determined prior to the Additional Capital Contribution) to pay to the Company the Defaulting Member’s pro rata share of the Additional Capital Contribution (the “Defaulted Contribution”), or (ii) not offer the Defaulted Contribution to such other Members. Irrespective of whether the Company elects to proceed under clause (i) or (ii) of the preceding sentence, the relative Membership Interests of the Members shall be adjusted by the Company in good faith to take into account the Defaulting Member’s failure to make the Defaulted Contribution, which adjustment shall take into account (x) the Additional Capital Contributions paid by the Members other than the Defaulting Member and (y) the aggregate fair market value, determined immediately prior to the Additional Capital Contribution, of all of the Company Property less all of the Company Liabilities. The Company shall promptly thereafter give written notice to the Members of such adjusted Membership Interests, which shall be effective as of the date of such redetermination by the Company.
     11.4 Maintenance of Capital Accounts. The Company shall establish and maintain a Capital Account for each Member. Each Capital Account shall be increased by (a) the amount of any cash actually contributed by the Member to the capital of the Company, (b) the fair market value of any Property contributed by the Member to the Company (net of liabilities assumed by the Company or subject to which the Company takes such Property, within the meaning of section 752 of the Code), and (c) the Member’s share of Tax Profit and of any separately allocated items of income or gain (including any gain and income allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member). Each Capital Account shall be decreased by (x) the amount of any cash distributed to the Member by the Company, (y) the fair market value of any Property distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property within the meaning of section 752 of the Code), and (z) the Member’s share of Tax Loss and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).
     11.5 Distribution of Assets. If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member’s allocable share (as determined under Articles XI, XII, or XVI hereof) of the Tax Profit or Tax Loss that would have been realized by the Company had it sold the distributed asset at its fair market value immediately prior to its distribution.
     11.6 Sale or Exchange of Membership Interests. Subject to compliance with the provisions of Article XIII hereof, in the event of a sale or exchange of some or all of a Member’s Membership Interest, the Capital Account of the transferring Member shall become the Capital Account of the transferee Member, to the extent it relates to the portion of the interest transferred.
     11.7 Compliance with Section 704(b) of the Code. The provisions of this Article XI as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified, to cause the allocations of Profit, Loss, income, gain and credit pursuant to Article XII to have substantial economic effect under the Regulations promulgated under section 704(b) of the Code, in light of Distributions made pursuant to Articles XII and XVI and Capital Contributions made pursuant to this Article XI.
     11.8 Certificates for Membership Interests. The Board may authorize the preparation and delivery of certificates representing Membership Interests in such form as may be determined by the Board. Such certificates shall be signed by the Chairman, President or a Vice-President or signed by any other officer designated by the Board to sign such certificates. The signature of such officers upon such certificates may be signed manually or by facsimile. All certificates for Membership Interests shall be consecutively numbered. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificates for a like percentage of Membership Interests shall have been surrendered and canceled, except that, in case of a lost, destroyed or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the Company as the Board may prescribe. Any such certificates may be legended as determined by the Board.
ARTICLE XII
Allocations and Distributions
     12.1 Allocations of Tax Profit and Tax Loss and Book Income and Book Loss from Operations. Except as may be required by section 704(c) of the Code, and Sections 12.2 and 12.3 hereof, Tax Profit, Tax Loss and other items of income, gain, loss, deduction and credit shall be apportioned among the Members in proportion to their Membership Interests. For purposes of

Subchapter K of the Code, the distributive shares of the Members of each item of Company taxable income, gains, losses, deductions or credits for any Fiscal Year shall be in the same proportion as their respective shares of the Tax Profit or Tax Loss of the Company allocated to them pursuant to this Section 12.1. Notwithstanding the foregoing, to the extent not inconsistent with the allocation of gain provided in this Section 12.1, gain recognized by the Company which represents recapture of depreciation or cost recovery deductions for federal income tax purposes shall be allocated in the manner provided in section 1.1245-1(e) of the Regulations (regardless of whether real property or personal property is involved). All items of Book Income and Book Loss shall be allocated and apportioned among the Members in proportion to their Membership Interests.
     12.2 Special Allocations. The following special allocations shall be made in the following order:
     (a) Limitation on Allocation of Losses and Deductions. No Member shall be allocated Tax Loss if the allocation causes a Member to have a deficit Capital Account (“Adjusted Capital Account Deficit”). In such case, the Tax Loss that would have been allocated to such Member shall be allocated to the other Members to whom such loss may be allocated without violating the provisions of this Section 12.2(a), in proportion to their Membership Interests among themselves. To the extent Tax Loss is allocated to the Members by virtue of this Section 12.2(a), Tax Profit of the Company thereafter recognized shall be allocated to such Members (in proportion to Tax Loss previously allocated to them pursuant to this Section 12.2(a)) until such time as Tax Profit allocated to them pursuant to this sentence equals Tax Loss allocated to them pursuant to this Section 12.2(a).
     (b) Qualified Income Offset. If a Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, then for that Fiscal Year shall be allocated to that Member before any other allocation is made of Tax Loss for that Fiscal Year, in the amount and manner required to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 12.2(b) is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of Regulation section 1.704-1(b)(2)(ii)(d).
     (c) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a Fiscal Year, each Member shall be allocated items of income and gain for that Fiscal Year equal to that Member’s share of the net decrease in Company Minimum Gain (“Company Minimum Gain Chargeback”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total net decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding Fiscal Year. A Member’s share of any decrease in Company Minimum Gain resulting from a revaluation of Company Property equals the increase in the Member’s Capital Account attributable to the revaluation to the extent the reduction in Company Minimum Gain is caused by the revaluation. A Member’s share is not subject to the Company Minimum Gain Chargeback requirement to the extent the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly a Recourse Liability or a Member Nonrecourse

Liability, and the Member bears the economic risk of loss (within the meaning of section 1.752-2 of the Regulations) for the newly guaranteed, refinanced or otherwise changed liability.
     (d) Member Minimum Gain Chargeback. If during a Fiscal Year there is a net decrease in Member Nonrecourse Liability Minimum Gain attributable to a Member Nonrecourse Liability, any Member with a share of that Member Nonrecourse Liability Minimum Gain (as determined under section 1.704-2(i)(5) of the Regulations) as of the beginning of that Fiscal Year shall be allocated items of income and gain for that Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Member’s share of the net decrease in the Company Nonrecourse Liability Minimum Gain (“Member Minimum Gain Chargeback”). A Member’s share of the net decrease in Member Minimum Gain is determined in a manner consistent with the provisions of this Section. A Member is not subject to this Member Minimum Gain Chargeback, however, to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Liability due to a conversion, refinancing or other change in the debt instrument that causes it to become partially or wholly a Company Nonrecourse Liability. The amount that would otherwise be subject to the Member Minimum Gain Chargeback is added to the Member’s share of Company Minimum Gain. In addition, rules consistent with those applicable to Company Minimum Gain shall be applied to determine the shares of Member Minimum Gain and Member Minimum Gain Chargeback to the extent provided under the Regulations issued pursuant to section 704(b) of the Code.
     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be apportioned among the Members in proportion to their Membership Interests.
     (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be apportioned to the Member(s) who bears the economic risk of loss with respect to the Member Nonrecourse Liability to which such Member Nonrecourse Deductions are attributable in accordance with section 1.704-1(b)(2)(i)(l) of the Regulations.
     (g) Contributed Property and Revalued Property. In accordance with section 704(c) of the Code and the Regulations promulgated thereunder, as well as section 1.704-1(b)(2)(iv)(d)(3) of the Regulations, income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the Company’s adjusted basis for the property for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution) using the traditional method with curative allocations (within the meaning of section 1.704-3(c) of the Regulations). If the book value of any Company Property is adjusted as provided in this Operating Agreement, then for federal income tax purposes only, subsequent allocations of income, gain, loss, and deduction with respect to the revalued Property shall take account of any variation between the adjusted basis of the Property for federal income tax purposes and its book value in accordance with the principles of section 704(c) of the Code and Regulations promulgated thereunder using the traditional method with curative allocations (within the meaning of section 1.704-3(c) of the Regulations).
     (h) Regulatory Amendments. Members holding a Supermajority Interest are hereby authorized, upon the advice of the Company’s counsel, to amend this Article XII to comply with the Code and Regulations promulgated under section 704(b) of the Code; provided, however, that no amendment shall materially affect distributions to a Member without the Member’s prior written consent.
     12.3 Distributions; Minimum Distributions. The Company shall make Distributions to the Members in proportion to their Membership Interests in such amounts and at such times as determined by the Board. Notwithstanding the foregoing, on January 31 of each year commencing with January 31, 2006, the Company shall make pro rata distributions to the Members at least equal to the greater of (i) an amount equal to thirty-five percent (35%) of the Tax Profit (if any) of the Company for the preceding Fiscal Year and (ii) an amount equal to the Net Cash Flow of the Company for the immediately preceding Fiscal Year. Such distributions shall be made to the Members in accordance with their respective Membership Interest as of December 31 of the immediately preceding year. For purposes of this Section 12.3, the term “Net Cash Flow” shall mean with respect to any Fiscal Year or portion thereof, all cash revenues of the Company from business operations during that period (including, without limitation, any net proceeds from the sale of any Company Property, any interest or other earnings on the funds of the Company) less the sum of the following to the extent made from those cash revenues:
     (a) All principal and interest payments on any Company Liability;
     (b) All cash expenses incurred incident to the operation of the Company’s business; and
     (c) Funds set aside as reserves for contingencies, working capital, debt service, taxes, insurance or other costs and expenses incident to the conduct of the Company’s business which have been approved by the Board plus funds released from previously established reserves.
ARTICLE XIII
Transfer of Membership Interests
     13.1 Restrictions on Transfer. No Member may Transfer in any manner or means whatsoever any interest in all or a part of the Membership Interest now owned or hereafter acquired by it without having first complied with the provisions of this Operating Agreement or having obtained the prior written consent of Members holding a Supermajority Interest. Any Transfer of Membership Interests not in accordance with the terms of this Operating Agreement shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein. The Company shall refuse to effect any transfer of any Membership Interests purported to be Transferred other than in accordance with the terms of this

Operating Agreement. Nothing in this Operating Agreement shall prohibit the pledge by CAP of its Membership Interest in the Company to the Banks in accordance with the terms of the Credit Facility. Notwithstanding any provision in this Operating Agreement to the contrary, CAP may Transfer all or any portion of its Membership Interest to ResCare or any wholly-owned subsidiary of ResCare and Pharmapro may transfer its Membership Interest to a wholly-owned subsidiary of Pharmapro or an entity owned by Doug Russell and Brian Ullom in the same ownership percentages as such individuals’ respective ownership percentages in Pharmapro as of the Effective Date. No Transfer to a Affiliate in reliance on the preceding sentence may occur unless and until the Company receives such instruments of transfer, assignment, and assumption and such other certificates (including any certificate or certificates representing such Membership Interests issued as provided in Section 11.8 hereof), representations, and documents that the other Members may deem necessary or desirable to:
     (a) Effectively transfer the Membership Interest;
     (b) Confirm that the Person desiring to acquire the Membership Interest, or to be admitted as a Member, has accepted, assumed, and agreed to be subject to and bound by all of the terms, obligations and conditions of this Operating Agreement;
     (c) Preserve the Company after the completion of such disposition under the laws of each jurisdiction in which the Company is qualified, organized, or does business;
     (d) Maintain the status of the Company as a partnership for federal tax purposes; and
     (e) Assure compliance with any applicable state and federal laws including Securities Laws and regulations.
If CAP shall Transfer any of its Membership Interests to an Affiliate, CAP shall remain obligated for and guarantee all of the obligations of such Affiliate under this Operating Agreement. If Pharmapro shall Transfer any of its Membership Interests to an Affiliate, Pharmapro shall remain obligated for and guarantee all of the obligations of such Affiliate under this Operating Agreement. Notwithstanding any provision in this Operating Agreement to the contrary, the provisions of this Section 13.1 and the provisions of Section 13.2 of this Operating Agreement shall not apply to the adjustments to Membership Interests required by Sections 11.2 and 11.3 hereof.
13.2 Certain Voluntary Transfers by a Member.
     (a) Order in Which Membership Interests Must be Offered. If a Member is in receipt of a “bona fide, noncollusive offer” from any person or entity to purchase all or any part of its Membership Interests which offer such Member desires to accept (other than an offer or a Transfer to an Affiliate permitted under Section 13.1 hereof), such Member shall, within ten (10) days after receipt of such offer, first submit to (i) the Company and (ii) the other Members notice of its desire to do so. Such notice (the “Notice”) shall include a full, complete and accurate written description of such offer including the portion of the

Membership Interests that such Member desires to Transfer (the “Option Interest”), the name(s) and address(es) of the offeree(s), the nature of the interest to be Transferred, the proposed date of the Transfer and the proposed consideration, if any. The Notice shall include a true copy of the offer. For purposes of this Operating Agreement, the term “bona fide, noncollusive offer” shall mean an offer which is a legally enforceable offer from a party financially capable of carrying out its terms.
     (b) Option to the Members. In the case of a proposed Transfer described in paragraph (a) of this Section 13.2 by a Member, for ten (10) Business Days following the receipt of the Notice, the Members other than the Member whose Membership Interests are sought to be sold (the “Other Members”) shall have the option to purchase all or any part of the Option Interest at the purchase price as determined in Section 13.4 hereof (the “Purchase Price”) and on the terms of payment set forth in Section 13.4 hereof. Each of the Other Members shall have the right to purchase that proportion of such Option Interest which is equal to the ratio of the Membership Interests owned by it over the Membership Interests owned by all of the Other Members, or in such other percentages as the Other Members shall unanimously agree. Each Other Member shall elect to purchase its pro rata share of the available Option Interest by written notice to the Company and the Other Members within the initial five (5) Business Days of such ten (10) Business Day period. If any Other Member does not elect to purchase its pro rata share of the available Option Interest, then each of the Other Members who have elected to purchase the available Option Interest shall have the right to purchase that proportion of the balance of the available Option Interest which is equal to the ratio of the Membership Interests owned by it over the Membership Interests owned by the Other Members who are electing to purchase the available Option Interest, or in such other percentages as the Other Members who are electing to purchase the available Option Interest shall unanimously agree. Such right to purchase the balance of the available Option Interest shall be exercised by written notice to the Company and the Other Members within the second five (5) Business Days of such ten (10) Business Day period.
     (c) Option to the Company. In the case of a proposed Transfer described in paragraph (a) of this Section 13.2 by a Member, if the Other Members shall not elect to purchase all of the Option Interest, the Company shall have the option to purchase all or part of the Option Interest (which in the case of any Membership Interest offered by an Member, shall mean that portion of the Option Interest that the Other Members have not elected to purchase) at the Purchase Price and on the terms of payment set forth in Section 13.4 hereof. If the Company desires to exercise such option, it shall give written notice to the Member offering the Option Interest and the Other Members of its election to do so within a twenty (20) Business Day period after receipt of the Notice.
     (d) Limited Right to Transfer. If the Members having the right to purchase and the Company fail to collectively exercise their options described in paragraphs (b) and (c) of this Section 13.2 to purchase all of the Option Interest, then the Member offering the Option Interest may Transfer all of the Option Interest on the terms and conditions set forth in the Notice, provided that the intended transferee or transferees consent, in form and substance satisfactory to the Company, to being a Member subject to the terms of this Operating

Agreement and otherwise complying with the provisions of Section 13.1 hereof. If the Transfer of such Membership Interest pursuant to the preceding sentence is not consummated within twenty (20) Business Days after expiration of the twenty (20) Business Day period set forth in Section 13.2(c) above, then such Membership Interest may not be Transferred without again complying with all the provisions of this Section 13.2.
     13.3 Purchase Options Upon Involuntary Transfers. If all or any portion of the Membership Interest held by any Member is transferred in any involuntary manner, including disposal or passage under a judicial order, legal process, execution, attachment, enforcement of an Encumbrance, bankruptcy or by operation of law (as applicable, an “Involuntary Transfer”), then the Person to whom the Membership Interest is so transferred (the “Involuntary Transferee”) shall give notice to the Company of the Involuntary Transfer within ten (10) Business Days of its occurrence. If such notice is not given within such period, such notice shall be deemed given ten (10) Business Days after the date the Company receives notice of the Involuntary Transfer. At the successive options of the Company and the other Members, such transfer shall be void ab initio, and the Membership Interest which was the subject of the Involuntary Transfer (the “Involuntary Option Interest”) shall be deemed purchased by the Company and/or such Members, as the case may be, at the Purchase Price and on terms of payment set forth in Section 13.4 hereof. The Involuntary Transferee shall be deemed a Member offering Membership Interests pursuant to paragraph (a) of Section 13.2 hereof, the Involuntary Option Interest shall be deemed Option Interest and the time periods in which the Company and the other Members shall have to exercise their successive options to void the Involuntary Transfer to the Involuntary Transferee and to purchase the Involuntary Option Interest shall be governed by the provisions of Section 13.2 hereof; provided, however, that the ten (10) Business Day period set forth in Section 13.2(b) hereof and the twenty (20) Business Day period set forth in Section 13.2(c) hereof shall commence on the date notice of the Involuntary Transfer is given (or deemed given) in accordance with this Section 13.3.
     13.4 Purchase Price and Terms of Payment.
     (a) Purchase Price. The purchase price for any Membership Interest offered, sold and purchased pursuant to Section 13.2 hereof shall be the price offered by the transferee making the “bona fide, noncollusive offer.” The purchase price for any Membership Interest deemed offered, sold and purchased pursuant to Section 13.3 hereof shall be the Fair Value (as defined in Section 13.4(b) below) of such Membership Interest.
     (b) Fair Value. For purposes of this Operating Agreement, the “Fair Value” of any Membership Interest purchased and sold pursuant to Sections 13.3 shall mean (i) the annualized Company EBITDA as of the Valuation Date, multiplied by (ii) seven (7), multiplied by (iii) the Membership Interest (expressed as a percentage) as of the Valuation Date included as a part of the Membership Interest being purchased.
     (c) Terms. If the sale of any Membership Interest is governed by Section 13.2 hereof, payment will be made on the same terms as the “bona fide, noncollusive offer” noticed to the Company and the Members. A payment of cash or immediately available federal funds in the full amount of the Purchase Price will be made to the Member selling

Membership Interests pursuant to Section 13.3 on the date of the closing of any such purchase.
     13.5 Effective Date of Transfer. Except as otherwise determined by the Members, any Transfer of a Membership Interest in compliance with this Article XIII shall be deemed effective as of the date on which the last remaining Member’s consent thereto was given (or if no such consent is required hereunder, on the date of closing of such Transfer). The transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly from any Transfer or purported Transfer in violation of this Article XIII.
     13.6 Registration on Books of the Company. Any Transfer of a Membership Interest shall be reflected on the books of the Company by the registered holder thereof, and on surrender for cancellation of the certificate or certificates representing such Membership Interests, if certificates have been authorized by the Board and issued. The Person in whose name a Membership Interest stands on the books of the Company shall be deemed the owner thereof for all purposes as regards the Company.
13.7 Option to Sell or Purchase Membership Interests.
     (a) At any time during the term of this Operating Agreement after the second anniversary of the Effective Date any Member (the “Initiating Member”) may deliver a written offer to another Member (the “Recipient Member”) offering to either sell all of the Initiating Member’s Membership Interests to the Recipient Member or to purchase all of the Recipient Member’s Membership Interests at a purchase price and upon terms to be stated in such written offer. Within a sixty (60) day period following such written offer, the Recipient Member shall be obligated to either (i) accept the written offer or (ii) impose the terms of the same offer on the Initiating Member. If the Recipient Member has not purchased or caused to be purchased all of the Initiating Member’s Membership Interests or sold all of the Recipient Member’s Membership Interests (as the case may be) at such purchase price and on such terms as stated in such written offer within sixty (60) days after such written offer or imposed the terms of the offer on the Initiating Member within sixty (60) days after such written offer, then the Initiating Member shall have the option to purchase all of the Membership Interests owned by the Recipient Member (and such Recipient Member shall have a binding obligation to sell all of his, her or its Membership Interests to the Initiating Member) or as the case may be, the Initiating Member shall have the option to sell all of his, her or its Membership Interests to the Recipient Member (and such Recipient Member shall have a binding obligation to purchase all of the Initiating Member’s Membership Interests) at such purchase price and on such terms stated in the Initiating Member’s written offer within one hundred twenty (120) days after the expiration of the initial sixty (60) day period. Such one hundred twenty (120) day period shall be extended as reasonably required to secure the approval of such purchase and sale by any party, the approval of which is a condition precedent to such purchase and sale, including but not limited to any lender of the Company. The parties to such purchase and sale shall use their respective reasonable business efforts to secure any such approvals. The purchase price paid pursuant to this Section 13.7(a) shall be all in cash or certified funds and shall be adjusted appropriately to take into account any difference in size of the Membership Interests of the Initiating Member and the Recipient Member. Except as otherwise agreed by the parties to such purchase and sale, the closing of such purchase and sale will take place at the Principal Office.
     (b) Notwithstanding the provisions of paragraph (a) of this Section 13.7, if the Recipient Member objects in writing, not later than expiration of the initial sixty (60) day period described in such paragraph, to the purchase price of the proposed purchase or sale as not being reflective of fair market value of the Membership Interests to be purchased or sold, and requests an appraisal of such Membership Interests, the Members agree that the time periods in such paragraph (a) shall be suspended for a period of not more than sixty (60) days to permit the Members to cause such Membership Interest to be appraised by an independent appraiser mutually acceptable to the Initiating Member and the Recipient Member. If such parties cannot mutually agree to the selection of an appraiser, each party shall select its own appraiser, who shall each determine the “fair market value” of the Membership Interest being purchased and sold. In calculating the “fair market value” of the Membership Interest to be purchased and sold, the appraisers shall be authorized, in their discretion, to normalize any executive salaries or administrative services fees payable by the Company based upon comparable salaries and/or fees in the closed-door pharmacy industry. In addition, the “fair market value” of the Membership Interest to be purchased and sold shall not be diluted or diminished in any respect by reason of the guaranties by the Company of the Credit Facility, the Senior Note Indenture or Senior Notes or by any security interest related thereto, including but not limited to the Bank Security Interest. If the value determined by such appraisers shall not differ by more than ten percent (10%) of the lower of such values, the “fair market value” of such Membership Interest shall be the average of such values determined by such appraisers. If the values differ by more than ten percent (10%) of the lower of such values, the appraisers shall mutually select a third certified independent appraiser with experience and appropriate credentials in appraising closed-door pharmacies who shall perform a third appraisal, which appraisal shall establish the “fair market value” of the Membership Interest being purchased or sold. If the “fair market value” of the Membership Interest being purchased or sold (as determined in the immediately preceding sentences) is within ten percent (10%) of the purchase price originally proposed by the Initiating Member, then the Recipient Member shall be obligated to purchase or sell, as determined at the option of the Initiating Member, at the purchase price originally proposed by the Initiating Member and all of the expenses of the appraisers shall be paid by the Recipient Member. If the “fair market value” of the Membership Interest being purchased or sold is not within ten percent (10%) of the purchase price originally proposed by the Initiating Member, then neither party shall be obligated to purchase or sell and one-half (2) of the expenses of any appraiser mutually selected by the parties to such purchase and sale or mutually selected by their appraisers shall be paid by each of the Initiating Member and Recipient Member. The expenses of any such appraiser selected by any party without the consent of any other party shall be borne by the party selecting such appraiser.

ARTICLE XIV
Additional Members
     14.1 Admission to Membership. From the date of the formation of the Company, except in the case of an Affiliate, any Person may be admitted as a Member only with the prior written consent of Members holding a Supermajority Interest.
     14.2 Financial Adjustments. No new Member shall be entitled to any retroactive allocation of Profit, Loss and other items of income, gain, loss, deduction and credit of the Company. Upon the approval and consent of all of the Members, the Members may agree to close the Company’s books (as though the Company’s Fiscal Year had ended) or make pro rata allocations of Profit, Loss, and expense deductions to a new Member for that portion of the Company’s Fiscal Year in which a Member was admitted in accordance with the provisions of section 706(d) of the Code and the Regulations.
ARTICLE XV
INTELLECTUAL PROPERTY
     15.1 Intellectual Property Developed by the Company. Subject to the provisions of Section 9.2 hereof, the Company shall own and hold in its own name all Intellectual Property created, developed or acquired by the Company. Subject to the provisions of Section 9.2 hereof, the Company shall not license or sell any of its Intellectual Property to any Person except with the prior approval of Members holding a Supermajority Interest.
     15.2 Use on Liquidation. Upon liquidation of the Company, all Intellectual Property of the Company shall be transferred to the Members jointly and each Member shall be free to use, license, sell or otherwise deal with such Intellectual Property.
ARTICLE XVI
Dissolution and Winding Up
     16.1 Dissolution.
     (a) The Company shall be dissolved and its affairs wound up upon the happening of the first to occur of the following:
     (i) Upon the consent or approval of a Supermajority Interest;
     (ii) Upon entry of a decree of judicial dissolution under the Act dissolving the Company; or
     (iii) Upon the filing of a certificate of dissolution by the Secretary of State of the Commonwealth of Kentucky administratively dissolving the Company.

     16.2 Effect of Event of Dissolution. Upon the occurrence of any of the events specified in Section 16.1, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until articles of dissolution have been filed with the Secretary of State of the Commonwealth of Kentucky or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
     16.3 Winding Up, Liquidation, and Distribution of Assets. Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities, and operations, from the date of the last previous accounting until the date of dissolution. The Members shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Members shall:
     (a) Sell or otherwise liquidate all Company Property as promptly as practicable (except to the extent the Members may determine to distribute any assets to the Members in kind);
     (b) Allocate any profit or loss resulting from such sales to the Members’ Capital Accounts in accordance with Article XII above;
     (c) Discharge all Company Liabilities, including Company Liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for Distributions, and establish such reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company);
     (d) Distribute the remaining Company Property in the following order:
     (i) The positive balance (if any) of each other Member’s Capital Account (as determined after taking into account all Capital Account adjustments for the Fiscal Year during which the liquidation occurs, including any adjustments required by this subsection (d)) shall be distributed to all such other Members.
     (ii) Any such Distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in section 1.704-1(b)(2)(ii)(b)(2) of the Regulations. If any assets of the Company are to be distributed in kind, the net fair market value of those assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Article XII and Section 11.4 of this Operating Agreement to reflect such deemed sale.

     (e) Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member’s Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever;
     (f) Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated;
     (g) The Members shall comply with any applicable requirements of applicable Law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.
     16.4 Articles of Dissolution. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, articles of dissolution that set forth the information required by the Act shall be filed with the Secretary of State of the Commonwealth of Kentucky.
     16.5 Post-Dissolution Actions. Upon the filing of articles of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act. The Members shall have authority to distribute any Company Property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf and in the name of the Company.
     16.6 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of any Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return any Capital Contribution of one or more Members, the Members shall have no recourse against any other Member.
ARTICLE XVII
Taxes and Accounting
     17.1 Elections. A Supermajority Interest shall determine whether to make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.
     17.2 Method of Accounting. The records of the Company shall be maintained in accordance with GAAP. In addition, the Company shall maintain such records and adopt such accounting methods as required for federal income tax purposes.

     17.3 Tax Treatment. It is the intention of the Members that the Company be treated as a partnership for federal, state, and local income tax purposes, and Members shall not take any position or make any election, in a tax return or otherwise, inconsistent with such treatment. If required by the Code, CAP is hereby designated as the “tax matters partner” of the Company for all purposes of the Code.
     17.4 Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, each Member requested to do so shall submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest and penalties assessed on such income. If the Member fails to provide such agreement, Company may withhold and pay over to such Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a Distribution for purposes of Article XII hereof. The Company may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid.
ARTICLE XVIII
Indemnification of Members
     18.1 Indemnification Provisions. To the fullest extent permitted by the Act, the Company shall indemnify each Member, each of the Company’s directors and officers, and, in the case of a Member that is an entity, such Member’s shareholders, members, directors, managers, officers, employees or agents (each, a “Member Indemnified Party”) against expenses (including attorneys’ fees), judgments, taxes, penalties, fines (including an excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively “Liability”), incurred by it in connection with defending any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which it is, or is threatened to be made, a party because it is or was serving at the request of the Company as a manager, director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or in connection with the business or operations of the Company. A Member Indemnified Party shall be considered to be serving an employee benefit plan at the Company’s request if its duties to the Company also impose duties on or otherwise involve services by it to the plan or to participants in or beneficiaries of the plan. To the fullest extent authorized or permitted by, and in accordance with the provisions of, the Act, the Company shall pay or reimburse expenses (including attorneys’ fees) incurred by a Member Indemnified Party who is a party to a proceeding in advance of final disposition of such proceeding. The obligation of the Company to indemnify a Member Indemnified Party shall be conditioned upon the conduct of such Member Indemnified Party having been performed in good faith and in a manner reasonably believed by it to be within the scope of authority granted to it by this Operating Agreement and not constituting fraud, deceit, gross negligence, wanton or reckless misconduct or a wrongful taking by such Member Indemnified Party. The termination of any action by judgment, order or settlement shall not, of itself, create a presumption that such Member Indemnified Party did not act in such a manner as to deny the rights of indemnification provided for herein. The Company may indemnify its employees and other agents who are not Member Indemnified Parties, provided that the indemnification in any given situation is approved by a Supermajority Interest and the scope of such indemnification shall not be greater than that provided to the Member Indemnified Parties in this Section 18.1.
     18.2 Provision Not Exclusive. The indemnification against liability and advancement of expenses provided by, or granted pursuant to, this Article XVIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled, both as to action in its official capacity and as to action in another capacity while holding such office of the Company, shall continue as to a Person who has ceased to be a Member, and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.
     18.3 Authorization to Purchase Insurance. The Company may purchase and maintain insurance on behalf of an individual who is or was a Member, employee or agent of the Company, or who, while a Member, employee or agent of the Company, is or was serving at the request of the Company as a manager, director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by it in that capacity or arising from its status as a Member, director, officer, employee or agent, whether or not the Company would have power to indemnify it against the same liability under the provisions of this Article XVIII or the Act.
     18.4 Repeal or Modification of Indemnification Provision. Any repeal or modification of this Article XVIII by the Members of the Company shall not adversely affect any right or protection of the Member Indemnified Parties under this Article XVIII with respect to any act or omission occurring prior to the time of such repeal or modification.
ARTICLE XIX
Contracts, Loans, Checks and Deposits
     19.1 Contracts. Subject to the limitation of Section 8.1 hereof, the Board may authorize any agent or agents to enter into any contract and execute and deliver any instruments in the name of and on behalf of the Company. Such authority may be general or confined to specific instances.
     19.2 Loans. No loans shall be contracted on behalf of the Company, and no evidences of indebtedness shall be issued in its name, unless authorized by a resolution of the Board and authorized under Sections 7.4 or 8.1hereof. Such authority may be general or confined to specific instances.
     19.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or officers, or agent or agents, of the Company and in such manner as shall, from time to time, be determined by resolution of the Board, subject to the limitations of Section 8.1 hereof.

     19.4 Deposits. All funds of the Company not otherwise employed shall be deposited, from time to time, to the credit of the Company in such banks, trust companies and other depositories as the Board or Treasurer may select.
ARTICLE XX
Miscellaneous Provisions
     20.1 Termination of this Operating Agreement. This Operating Agreement shall terminate at the earliest occurrence of any of the following events:
     (a) Bankruptcy (voluntary or involuntary), insolvency, receivership, liquidation or dissolution of the Company.
     (b) When only one Member remains a party bound by this Operating Agreement.
     (c) Upon the mutual written agreement of all the parties hereto.
     20.2 Entire Agreement; Modification; Waiver. This Operating Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Operating Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Operating Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
     20.3 Successors and Assigns; Assignment. This Operating Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.
     20.4 Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Operating Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):

If to the Company:	Doug Russell
President
Pharmapro, Inc.

Louisville, Kentucky

and to:	Ronald G. Geary
President
Community Alternatives Pharmacy, Inc.
10140 Linn Station Road
Louisville, Kentucky 40223

If to CAP:	Ronald G. Geary
President
Community Alternatives Pharmacy, Inc.
10140 Linn Station Road
Louisville, Kentucky 40223

and to:	David S. Waskey
Vice President and General Counsel
Res-Care, Inc.
10140 Linn Station Road
Louisville, Kentucky 40223

If to Pharmapro:	Doug Russell
President
Pharmapro, Inc.

Louisville, Kentucky

and to:	Darryl W. Durham, Esq.
Weber & Rose, P.S.C.
2400 Aegon Center
400 West Market Street
Louisville, Kentucky 40202
     20.5 Execution in Counterparts. This Operating Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
     20.6 Further Assurances. The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Operating Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Operating Agreement.
     20.7 Severability of Provision. The invalidity or unenforceability of any particular provision of this Operating Agreement shall not affect the other provisions hereof and this Operating Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     20.8 Governing Law; Jurisdiction; Venue. This Operating Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky, the location of the principal office of the Members and the Company. The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Operating Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Members and the Company.
     20.9 Specific Performance. Each of the parties hereto declares and agrees that the Membership Interests subject to this Operating Agreement are unique chattels and that it is impossible to measure in money the damages which will accrue to any other parties hereto by reason of a failure of another to perform any obligation under this Operating Agreement in accordance with its terms. Accordingly, if any party hereto shall institute any action or proceeding to enforce the provisions hereof, the party hereto against whom such action or proceeding is brought hereby waives the claim or defense that he has an adequate remedy at law, and no person shall in any such action or proceeding put forward the claim or defense that such remedy at law exists.
     20.10 Tense; Captions; Gender. In construing this Operating Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Operating Agreement shall be ignored. Words in the masculine, feminine or neuter gender shall include the feminine, masculine or neuter gender where applicable.
     20.11 Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to Company Property.
     20.12 No Partnership Intended for Non-tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under any law of any state (other than for income tax purposes), but do intend to qualify as a partnership for tax purposes. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.
     20.13 Rights of Creditors and Third Parties under Operating Agreement. This Operating Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

     IN WITNESS WHEREOF, the Initial Members have executed this Operating Agreement as of the date first set forth above.

PHARMACY ALTERNATIVES, LLC, a Kentucky limited liability company

By:	/s/ Doug Russell

Doug Russell, Senior Vice President

(the “Company”)

COMMUNITY ALTERNATIVES PHARMACY, INC., a Delaware corporation

By:	/s/ Patrick Kelley___

Patrick Kelley, Vice President

(“CAP”)

PHARMAPRO, INC., a Kentucky corporation

By:	/s/ Doug Russell

Doug Russell, President

(“Pharmapro”)